Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS STRONG EARNINGS IN FIRST QUARTER;

RAISES FULL YEAR EPS GUIDANCE RANGE TO $3.05-$3.25

STAMFORD, CONNECTICUT – April 18, 2011 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported that first quarter 2011 earnings per diluted share increased 45% to $0.81 compared to $0.56 in the first quarter of 2010.

First quarter 2011 sales of $611 million increased $81 million, or 15%, compared to the first quarter of 2010, resulting from a core sales increase of $58 million (11%), an increase in sales from acquisitions, net of divestitures, of $16 million (3%), and favorable foreign currency translation of $7 million (1%).

First quarter 2011 operating profit increased 37% to $72.9 million, compared to $53.3 million in the first quarter of 2010, and operating profit margin increased to 11.9%, compared to 10.0% in the first quarter of 2010.

During the quarter, the Company sold a building and divested a small product line. The associated gain of $4.3 million ($0.05 per share) is included in Miscellaneous–Net on the accompanying Income Statement.

“I am pleased with our first quarter results as strong core revenue growth of 11% and solid execution produced a quarter that was considerably better than we anticipated. The significant sequential improvement in our monthly sales and earnings during the quarter gives us increasing confidence about the year,” said Crane Co. president and chief executive officer Eric C. Fast. “With our late-cycle Aerospace and Fluid Handling businesses clearly gaining momentum, we are raising our full year sales, EPS and cash flow guidance.”

Increased Full Year 2011 Guidance

Sales for 2011 are now expected to increase approximately 10% - 12%, compared to our prior guidance of 7% - 9%, driven by strong core sales growth. Our 2011 earnings guidance is now a range of $3.05 - $3.25 per diluted share, compared to our previous guidance of $2.80 - $3.00 per diluted share, reflecting strengthening revenue and profit growth across all of our segments. Free cash flow (cash provided by operating activities less capital spending) is now expected to be in a range of $130 - $150 million, compared to our previous estimate of $130 million. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.)

Cash Flow and Financial Position

Cash used for operating activities in the first quarter of 2011 was $16.2 million, which included higher working capital needs to support improving sales trends, compared to cash provided by operating activities of $16.8 million in the first quarter of 2010 (which included $19 million of cash received in connection with the Boeing agreement). During the first quarter of 2011, the Company repurchased 634,900 shares of its common stock for approximately $30 million. The Company’s cash position at March 31, 2011 was $233 million, as compared to $273 million at December 31, 2010.

Segment Results

All comparisons detailed in this section refer to the first quarter 2011 versus the first quarter 2010.

Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2011	2010
Sales	$161.9	$133.6	$28.3	21%
Operating Profit	$34.0	$24.5	$9.6	39%
Profit Margin	21.0%	18.3%

First quarter 2011 sales increased $28.3 million, or 21%, reflecting a $19.8 million (25%) improvement in Aerospace Group sales and an increase of $8.5 million (16%) in Electronics Group revenue. The Aerospace Group sales increase reflected higher OEM and aftermarket shipments while Electronics Group sales growth was primarily driven by strength in Power Solutions. Segment operating profit of $34.0 million increased by $9.6 million, or 39%, reflecting strong sales growth and margin improvement in both Aerospace and Electronics.

Aerospace & Electronics order backlog strengthened to $455 million at March 31, 2011, as compared to $431 million at December 31, 2010 and $388 million at March 31, 2010.

Engineered Materials

	First Quarter		Change
(dollars in millions)	2011	2010
Sales	$61.8	$53.8	$8.1	15%
Operating Profit	$10.1	$8.5	$1.6	19%
Profit Margin	16.4%	15.9%

Segment sales of $61.8 million increased 15% compared to the first quarter of 2010, as a result of significantly higher demand from transportation customers, as well as higher revenues across recreational vehicle and building products end markets. Operating profit grew 19%, and margins improved 50 basis points as higher sales more than offset the impact of increased raw material costs. The Company implemented price increases during the first quarter and continues to monitor the impact of higher input costs.

Merchandising Systems

	First Quarter		Change
(dollars in millions)	2011	2010
Sales	$94.9	$70.2	$24.7	35%
Operating Profit	$4.7	$5.0	($0.3)	(6%)
Profit Margin	4.9%	7.1%

Merchandising Systems sales of $94.9 million increased $24.7 million, or 35%, primarily reflecting $16.4 million of sales associated with the December 2010 acquisition of Money Controls (23%) and positive core sales growth in our Payment Solutions and Vending businesses. Operating profit of $4.7 million declined slightly from the prior year as purchase accounting charges associated with Money Controls more than offset the impact of higher sales.

Fluid Handling

	First Quarter		Change
(dollars in millions)	2011	2010
Sales	$264.1	$247.8	$16.4	7%
Operating Profit	$35.5	$28.0	$7.5	27%
Profit Margin	13.4%	11.3%

First quarter 2011 sales increased $16.4 million, or 6.6%, which included a core sales increase of $10.9 million (4.4%), and favorable foreign currency translation of $5.5 million (2.2%). Orders strengthened across Fluid Handling end markets and were particularly strong in ChemPharma and Energy. Sales, operating profit and margin improvement was broad based across the Group. The sales increase was effectively leveraged with operating margins improving from 11.3% to 13.4%. Backlog increased to $305 million at March 31, 2011, compared to $272 million at December 31, 2010 and $254 million at March 31, 2010.

Controls

	First Quarter		Change
(dollars in millions)	2011	2010
Sales	$28.2	$24.9	$3.3	13%
Operating Profit	$3.1	$0.1	$3.0	NM
Profit Margin	11.0%	0.5%

First quarter 2011 sales of $28.2 million increased 13%, primarily reflecting improvement in industrial, transportation and upstream oil and gas related demand. Operating profit of $3.1 million increased significantly over 2010, reflecting strong leverage and the absence of the operating losses associated with divested businesses.

Additional Information

Please see the condensed financial statements and the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the first quarter financial results on Tuesday, April 19, 2011 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2011 – 5